Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

AON CORPORATION,

ALPS MERGER CORP.,

ALPS MERGER LLC

And

HEWITT ASSOCIATES, INC.

Dated as of July 11, 2010

i

Exhibits

Exhibit A	Form of Certificate of Formation of the Surviving Company
Exhibit B	Form of Operating Agreement of the Surviving Company

Index of Defined Terms

Affiliate	Section 9.03	Consent	Section 3.04(b)
Alternate Financing	Section 6.12(a)	Continuing Employees	Section 6.05(a)
Appraisal Shares	Section 2.01(d)	Contract	Section 3.02(a)
Available Cash Election Amount	Section 2.01(c)	D&O Insurance	Section 6.06(c)
Burdensome Financing Action	Section 6.12(a)	Debt Financing Sources	Section 9.03
Business Day	Section 9.03	DGCL	Recitals
Cash Electing Company Share	Section 2.01(c)	Effective Time	Section 1.03
Cash Election	Section 2.01(c)	Election Deadline	Section 2.03(c)
Cash Election Amount	Section 2.01(c)	Environmental Laws	Section 9.03
Cash Fraction	Section 2.01(c)	ERISA	Section 3.19(a)
Certificate	Section 2.01(c)	Exchange Act	Section 9.03
Certificate of Merger	Section 1.03	Exchange Agent	Section 2.02(a)
Closing	Section 1.02	Exchange Fund	Section 2.02(a)
Closing Date	Section 1.02	Exchange Ratio	Section 2.01(c)
Closing Volume-Weighted Average Price	Section 9.03	Filing	Section 3.04(b)
Code	Recitals	Financing	Section 4.08(a)
Company	Preamble	Financing Action	Section 6.12(a)
Company Acquisition Transaction	Section 5.02(i)	Financing Failure	Section 9.03
Company Adverse Recommendation Change	Section 5.02(d)	Financing Letter	Section 4.08(a)
Company Benefit Agreements	Section 3.18	Foreign Corrupt Practices Act	Section 3.17(c)
Company Benefit Plans	Section 3.18	Form of Election	Section 2.03(b)
Company Board	Section 3.03(b)	Form S-4	Section 3.06
Company Book-Entry Shares	Section 9.03	GAAP	Section 9.03
Company Business Personnel	Section 3.20	Governmental Entity	Section 3.04(b)
Company By-laws	Section 3.01(b)	HSR Act	Section 3.04(b)
Company Capital Stock	Section 3.02(a)	Indemnified Party	Section 6.06(b)
Company Charter	Section 3.01(b)	Intellectual Property	Section 9.03
Company Common Stock	Section 9.03	Joint Proxy Statement	Section 9.03
Company Contracts	Section 3.11(b)	Judgment	Section 9.03
Company Convertible Securities	Section 3.02(a)	Knowledge	Section 9.03
Company Data	Section 9.03	Law	Section 9.03
Company Disclosure Letter	Article III	Lenders	Section 4.08(a)
Company Financial Statements	Section 3.05(c)	Lien	Section 9.03
Company Intellectual Property	Section 9.03	LLC Act	Recitals
Company Intervening Event	Section 9.03	Losses	Section 6.06(b)
Company IT Systems	Section 9.03	Merger	Recitals
Company Material Adverse Effect	Section 9.03	Merger Consideration	Section 2.01(c)
Company Pension Plan	Section 3.19(a)	Merger LLC	Preamble
Company Preferred Stock	Section 3.02(a)	Merger Sub	Preamble
Company PSU Awards	Section 6.04(d)	Mixed Consideration	Section 2.01(c)
Company Recommendation	Section 6.01(b)	Mixed Consideration Electing Share	Section 2.01(c)
Company Restricted Stock Awards	Section 6.04(b)	Mixed Election	Section 2.01(c)
Company RSU Awards	Section 6.04(c)	Mixed Election Stock Exchange Ratio	Section 2.01(c)
Company SEC Documents	Section 3.05(a)	Multiemployer Plan	Section 3.19(a)
Company Stock Option	Section 6.04(a)	Mutual Designee	Section 6.17
Company Stock Plans	Section 9.03	Non-Electing Company Share	Section 2.03(b)
Company Stockholder Approval	Section 3.03(c)	Non-U.S. Company Pension Plans	Section 3.19(d)
Company Stockholders Meeting	Section 6.01(b)	NYSE	Section 9.03
Company Subsidiaries	Section 3.01(a)	Ordinary Course of Business	Section 9.03
Company Takeover Proposal	Section 5.02(i)	Outside Date	Section 8.01(b)
Company Tax Certificate	Section 9.03	Parent	Preamble
Company Termination Fee	Section 6.07(h)	Parent Adverse Recommendation Change	Section 6.01(c)
Company’s Current Premium	Section 6.06(c)	Parent Board	Section 4.03(b)
Confidentiality Agreement	Section 9.03	Parent By-laws	Section 4.01(b)

v

Parent Capital Stock	Section 4.02(a)
Parent Charter	Section 4.01(b)
Parent Common Stock	Section 9.03
Parent Convertible Securities	Section 4.02(a)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.05(c)
Parent Intervening Event	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Preferred Stock	Section 4.02(a)
Parent Recommendation	Section 6.01(c)
Parent SEC Documents	Section 4.05(a)
Parent Stock Option	Section 6.04(a)
Parent Stock Plans	Section 9.03
Parent Stockholder Approval	Section 4.03(c)
Parent Stockholders Meeting	Section 6.01(c)
Parent Subsidiary	Section 4.01(a)
Parent Tax Certificate	Section 9.03
Parent Termination Fee	Section 6.07(h)
PBGC	Section 3.19(c)
Per Share Cash Amount	Section 2.01(c)
Per Share Cash Election Consideration	Section 2.01(c)
Permanent Financing	Section 9.03
Permits	Section 3.12
Person	Section 9.03
Primary Company Executives	Section 3.19(g)
Proceeding	Section 9.03
Qualifying Party	Section 6.07(h)
Regulatory Law	Section 9.03
Representatives	Section 9.03
Sarbanes-Oxley Act	Section 3.05(d)
SEC	Section 9.03
Section 203	Section 3.03(b)
Section 262	Section 2.01(d)
Securities Act	Section 9.03
Share Issuance	Section 1.01
Significant Company Subsidiary	Section 3.01(b)
Significant Parent Subsidiary	Section 4.01(a)
Stock Electing Company Share	Section 2.01(c)
Stock Election	Section 2.01(c)
Subsequent Merger	Recitals
subsidiary	Section 9.03
Superior Proposal	Section 5.02(i)
Surviving Company	Section 1.08(a)
Surviving Corporation	Section 1.01
Takover Laws	Section 3.03(b)
Tax Return	Section 3.14(f)
Taxes	Section 3.14(f)
Technology	Section 9.03
Third Party	Section 9.03
Transaction Expenses	Section 9.03
Transactions	Section 1.01
Transfer Taxes	Section 6.09
Volume-Weighted Average Price	Section 9.03
Voting Company Debt	Section 3.02(a)
Voting Parent Debt	Section 4.02(a)
Willful Breach	Section 9.03

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2010, among Aon Corporation, a Delaware corporation (“Parent”), Alps Merger Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, Alps Merger LLC, a Delaware limited liability company (“Merger LLC”) and a wholly owned subsidiary of Parent, and Hewitt Associates, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company, and the sole member of Merger LLC, have each determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies and stockholders that Parent and the Company enter into a business combination;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the Merger, Parent will cause the surviving corporation in the Merger to merge with and into Merger LLC, a direct wholly owned subsidiary of Parent (the “Subsequent Merger”), in accordance with Section 1.08, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

WHEREAS, Parent, Merger Sub, Merger LLC and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Merger LLC and the Company agree as follows:

ARTICLE I

The Merger and Subsequent Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger, Subsequent Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the “Share Issuance”), payment of cash consideration in connection with the Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

SECTION 1.02. Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m. local time, no later than the second Business Day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.03. Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and By-laws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 6.06.

(b) At the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.08. Subsequent Merger.

(a) Immediately after the Effective Time, Parent will cause the Surviving Corporation to merge with and into Merger LLC, the separate corporate existence of the Surviving Corporation shall thereupon cease, Merger LLC shall continue as the surviving entity (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Subsequent Merger shall have the effects set forth in Section 18-209(g) of the LLC Act. Immediately following the completion of the Subsequent Merger, the Certificate of Formation and Operating Agreement of the Surviving Company shall be in the forms attached hereto as Exhibit A and Exhibit B, respectively.

(b) The Merger and Subsequent Merger, taken together, are intended to be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder.

(c) Each of the parties hereto shall, and shall cause its Affiliates to, treat the Merger and Subsequent Merger for all Tax (as hereinafter defined) purposes consistent with Section 1.08(b) unless required to do otherwise by applicable Law.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i) Subject to Section 2.01(c)(ii), 2.01(d) and 2.02, each issued and outstanding share (other than shares to be cancelled in accordance with Section 2.01(b) and any Appraisal Shares (to the extent provided in Section 2.01(d))) of

Company Common Stock, which immediately prior to the Effective Time will be the only class of common stock of the Company then outstanding, shall thereupon be converted into and shall thereafter represent the right to receive the following consideration:

(A) Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Company Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $25.61 in cash (the “Per Share Cash Amount”) and (y) 0.6362 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Stock Exchange Ratio”), subject to adjustment in accordance with Section 2.01(c)(ii).

(B) Each share of Company Common Stock with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a “Cash Electing Company Share”) shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive in cash, without interest, an amount (rounded to two decimal places) (the “Per Share Cash Election Consideration”) equal to the sum of (i) the Per Share Cash Amount plus (ii) the product of the Mixed Election Stock Exchange Ratio multiplied by the Closing Volume-Weighted Average Price; provided, however, that if (x) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (y) the difference between (I) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the shares to be cancelled in accordance with Section 2.01(b)) issued and outstanding immediately prior to the Effective Time minus (II) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Company Shares) and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

(C) Each share of Company Common Stock with respect to which an election to receive only stock consideration (a “Stock Election”) is properly made and not revoked or lost pursuant to Section 2.03 (each, a “Stock Electing Company Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into a number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock

(the “Exchange Ratio”), subject to adjustment in accordance with Section 2.01(c)(ii), equal to (i) the Mixed Election Stock Exchange Ratio plus (ii) the quotient (rounded to four decimal places) of the Per Share Cash Amount divided by the Closing Volume-Weighted Average Price; provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(ii) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(iii) The shares of Parent Common Stock to be issued, and cash payable, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e), are referred to collectively as “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Book-Entry Shares (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.02, the Merger Consideration and any other amounts therein provided, upon surrender of such Certificate, without interest.

(d) Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the fair market value of such Appraisal Shares in accordance with

Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair market value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to be Mixed Consideration Electing Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the full number of shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. Prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the cash portion of the Merger Consideration, and shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.02(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, if any, and the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested), if any, which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive and cash in lieu of fractional shares of Parent Common Stock as set forth in Section 2.02(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to the last sentence of Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(c)). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) an amount equal to the average of the closing sale prices of the Parent Common Stock on the NYSE for each of the twenty consecutive trading days ending with the fifth complete trading day prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i).

(g) None of Parent, Merger Sub, the Company, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.02(f)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amount deducted or withheld shall be treated as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made, and, in the case of any amounts withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the holder of Company Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

SECTION 2.03. Company Election Procedures.

(a) Each person who, on or prior to the Election Deadline, is a record holder of shares of Company Common Stock other than Appraisal Shares shall be entitled to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election.

(b) Parent shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Joint Proxy Statement to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any shares of Company Common Stock held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a “Non-Electing Company Share”). The Company shall use its reasonable best efforts to make the Form of Election available to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Company Stockholders Meeting and the Election Deadline.

(c) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is two (2) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

(d) Parent and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election or Stock Election is revoked, the shares as to which such election previously applied shall be treated as Mixed Consideration Electing Shares in accordance with Section 2.01(c)(i) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.03(c). Certificates will not be returned to holders, and the accounts of holders of Company Book-Entry Shares will not be credited at the Depository Trust Company, unless the holder so requests.

(f) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.03 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.01(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.03 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

ARTICLE III

Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.02(a), or (ii) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify or apply to other sections in this Article III to the extent (and only to the extent) that the relevance of such disclosure to such other sections in this Article III is reasonably apparent from the text of such disclosure, the Company represents and warrants to Parent, Merger Sub and Merger LLC as follows:

SECTION 3.01. Organization, Standing and Power.

(a) The Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted. Section 3.01(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and, if requested by Parent, the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. The stock certificate and transfer books and the minute books of the Company and each Significant Company Subsidiary, all of which have been made available to Parent before the date hereof, are true and complete. At the Closing, all such books will be in the possession of the Company or the applicable Significant Company Subsidiary. For purposes of this Agreement, “Significant Company Subsidiary” means any Company Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

SECTION 3.02. Capital Stock of the Company and the Company Subsidiaries.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 30, 2010, (i) 91,956,752 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 42,667,723 shares of Company Common Stock were held by the Company in its treasury and (iii) 5,255,000 shares of Company Common Stock were subject to outstanding Company Stock Options and 3,765,883 shares of restricted Company Common Stock and shares of Company Common Stock reserved for issuance pursuant to equity or equity-based awards outstanding were under the Company Stock Plans. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens. Except for legends required by the Securities Act, no legend or other reference to any purported Lien appears upon any certificate representing the shares or any equity securities or other securities of any Company Subsidiary. Except as set forth above and except for any issuances of Company Common Stock pursuant to equity awards described above under the Company Stock Plans, on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, outstanding or reserved for issuance pursuant to outstanding Company Convertible Securities. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock of each Company Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and, with respect to Company Subsidiaries organized in the United States, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Charter, the Company By-laws, the certificate of incorporation or by-laws (or comparable documents) of any Company Subsidiary or any contract, lease, license, indenture, bond, note, mortgage, guarantee, agreement, instrument, obligation, understanding, permit, franchise, commitment or other legally binding arrangement, whether written or oral (“Contract”) to which the Company or any Company Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, “Company Convertible Securities”). There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary.

(b) Section 3.02(b) of the Company Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $10,000,000 in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Company Subsidiary.

SECTION 3.03. Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) The Company has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Company hereof, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger LLC of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Subsequent Merger and the other Transactions, (ii) determining that the terms of the Merger, the Subsequent Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to this Agreement, the Merger, the Subsequent Merger and the other Transactions (x) the provisions of Section 203 of the DGCL (“Section 203”) and (y) the provisions of Article Twelfth of the Company Charter. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or purport to apply to this Agreement, the Merger, the Subsequent Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, the Merger and the Subsequent Merger is the approval and adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

SECTION 3.04. No Conflicts; Consents.

(a) The execution and delivery by the Company hereof do not, and the consummation of the Merger, the Subsequent Merger and the other Transactions and compliance with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) any Company Contract or Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) compliance with, and Filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Subsequent Merger and the other Transactions, (iii) such filings as are required under U.S. state securities or “blue sky” Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Certificate of Merger and the filing of the certificate of merger in connection with the Subsequent Merger, in each case with the Secretary of State of the State of Delaware and (v) such other Consents and Filings with Governmental Entities the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

SECTION 3.05. SEC Documents; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since October 1, 2009 (the “Company SEC Documents”). None of the Company Subsidiaries is required to make any filings with the SEC.

(b) As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company Financial Statements fairly present, in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP (except as otherwise noted therein), subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes. The books and records of the Company and the Company Subsidiaries, all of which have been made available to Parent before the date hereof, are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or the applicable Company Subsidiary. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP, the Company has not, between September 30, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2009.

(d) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the Knowledge of the Company, any SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company Financial Statements and not in violation hereof and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

SECTION 3.06. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (together with any amendment or supplements thereto, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in the Joint Proxy Statement.

SECTION 3.07. Absence of Certain Changes or Events.

(a) Since September 30, 2009, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From September 30, 2009 to the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under clause (i), (iii), (iv), (v)(A), (v)(B), (v)(E), (vi), (vii), (viii), (ix), (xi), (xiv), (xv), (xviii), (xix), (xxi) or (xxii) (but solely with respect to the foregoing enumerated clauses) of Section 5.01(a). No standstill or similar agreement to which the Company or any Company Subsidiary is a party has or will be terminated as a result of the execution and delivery hereof.

SECTION 3.08. Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as currently conducted. This Section 3.08 does not relate to Company Intellectual Property, which is the subject of Section 3.09.

SECTION 3.09. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all of the Company Intellectual Property and Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of the Company Subsidiaries of the intellectual property rights of any Person, (b) to the Knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person and (c) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property or Technology. The Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

SECTION 3.10. Information Technology; Security and Privacy. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) since January 1, 2008, (i) there have been, to the Knowledge of the Company, no security breaches in the Company’s or any of the Company Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or the Company Subsidiaries’ information technology systems that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations; (b) no material capital expenditures are necessary with respect to the Company’s or the Company Subsidiaries’ information technology systems with respect to their businesses as currently conducted, other than capital expenditures in the Ordinary Course of Business that are consistent with the past practice of the Company or the Company Subsidiaries; and (c) the Company has established and is in compliance with a written information security program or programs covering the Company and the Company Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.

SECTION 3.11. Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

(2) any employment Contract that has an aggregate future liability in excess of $1,000,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days;

(3) any collective bargaining agreement or other Contract with any labor organization, union or association;

(4) any Contract that limits in any material respect the ability of the Company or any Company Subsidiary (or, following the consummation of the Transactions, would limit in any material respect the ability of Parent or any Parent Subsidiary, including the Surviving Corporation or the Surviving Company) to compete in any line of business or with any Person or in any geographic area;

(5) any Contract that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(6) any Contract for the lease of real property by the Company or any Company Subsidiary that by its terms calls for aggregate annual rent payments of more than $2,000,000 by the Company and the Company Subsidiaries;

(7) any license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property (including any license or other Contract under which the Company or a Company Subsidiary is licensee or licensor of any Intellectual Property) or to any Technology, in each case material to the Company and the Company Subsidiaries, taken as a whole, other than licenses granted by the Company or Company Subsidiaries to clients in the Ordinary Course of Business or license agreements for software that is generally commercially available;

(8) any Contract or series of related Contracts relating to indebtedness for borrowed money (i) in excess of $5,000,000 or (ii) that becomes due and payable as a result of the Transactions;

(9) any Contract under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Company Subsidiary), in any such case that is in excess of $10,000,000;

(10) any Contract that provides for any standstill or similar obligations to which the Company or any Company Subsidiary is subject or a beneficiary thereof, which is material to the Company and Company Subsidiaries taken as a whole (or, following the consummation of the Transactions, would be material to Parent or any Parent Subsidiary, including the Surviving Corporation or the Surviving Company);

(11) any Contract (including a purchase order) with any of the Company’s top-50 suppliers (measured by dollar volume of purchases of the Company during the twelve months ended June 30, 2010);

(12) any master services agreement (or similar master agreements), human resources services agreement, administrative services agreement or similar client agreement pursuant to which the Company and/or any of the Company Subsidiaries provides (i) services or products to any client in its benefits outsourcing segment under which the Company and the Company Subsidiaries have recognized or are reasonably expected to recognize more than $10,000,000 in revenues in any fiscal year, (ii) services or products to any client in its HR BPO segment under which the Company and the Company Subsidiaries have recognized or are reasonably expected to recognize more than $10,000,000 in revenues in any fiscal year or (iii) services or products to any client in its consulting segment under which the Company and the Company Subsidiaries have recognized or are reasonably expected to recognize more than $10,000,000 in revenues in any fiscal year;

(13) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person involving a potential combined commitment or payment by the Company and any Company Subsidiary in excess of $5,000,000 annually;

(14) any other Contract not otherwise required to be disclosed pursuant to this Section 3.11(a) that has an aggregate payment obligation to any Person in excess of $20,000,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days; or

(15) any Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions.

(b) To the Knowledge of the Company, all Contracts set forth or required to be set forth in Section 3.11(a) of the Company Disclosure Letter or filed or required to be filed as exhibits to the Company SEC Documents (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since October 1, 2009, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Company Contract. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Contract.

SECTION 3.12. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Permits are in full force and effect, and to the Knowledge of the Company, none of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or the consummation of the Transactions.

SECTION 3.13. Insurance. Section 3.13 of the Company Disclosure Letter sets forth a true and complete list of all material errors & omissions insurance, directors &

officers liability insurance, comprehensive general liability insurance and fiduciary insurance policies issued in favor of the Company or any of the Company Subsidiaries, or pursuant to which the Company or any of the Company Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. All such material insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and provide insurance in such amounts and against such risks as are prudent in accordance with industry practices or as is required by Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in breach or default, and neither Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. Since January 1, 2009, no notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such material insurance policy, nor will any such cancellation or termination result from the consummation of the Transactions. The Company and the Company Subsidiaries have given notice to each such insurer of all material claims that have arisen since January 1, 2009 and may be insured thereby.

SECTION 3.14. Taxes.

(a) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid or adequate reserves in accordance with GAAP have been established for such Taxes on the consolidated financial statements of the Company.

(b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no deficiency with respect to any Taxes has been proposed in writing or assessed against the Company or any Company Subsidiary for which adequate reserves in accordance with GAAP have not been established, and no requests for waivers of the time to assess any such Taxes are pending and (ii) neither the Company nor any Company Subsidiary has granted an extension or waiver of the applicable limitations period for the assessment or collection of any Taxes which period (after giving effect to such extension or waiver) has not yet expired.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through September 30, 2008. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. There is no material Proceeding pending or proposed in writing with respect to Taxes of the Company or any Company Subsidiary.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary is a party to any material agreement providing for the allocation, indemnification or sharing of Taxes that would reasonably be expected to give rise to a material liability for Taxes other than such an agreement exclusively between or among the Company and any Company Subsidiary, and neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(f) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, statement, report, schedule, form, information return or similar statement required to be filed with respect to any Tax, including any amended Tax return relating to Taxes.

SECTION 3.15. Tax Treatment. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would, to the Knowledge of the Company, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. The representations and warranties set forth in the Company Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger and the Subsequent Merger occurred on the date hereof.

SECTION 3.16. Proceedings. There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary, nor is there any Judgment outstanding against the Company, any Company Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary, that (a) reasonably relates to or involves more than $25,000,000, (b) seeks or imposes any material injunctive relief, (c) was commenced by a Governmental Entity or (d) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

SECTION 3.17. Compliance with Laws; Environmental Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all Laws and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, and (ii) neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any Law.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with applicable Environmental Laws, and (ii) there are no claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(c) To the Knowledge of the Company, (i) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; (ii) between October 1, 2007 and the date of this Agreement, the Company has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) the Company and the Company Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Company or such Company Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

(d) The Company and the Company Subsidiaries have operational and effective privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by the Company and the Company Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

SECTION 3.18. Absence of Changes in Benefit Plans. Since September 30, 2009, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based incentive, phantom stock, retirement, directors’ compensation, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Section 3.18 of the Company Disclosure Letter contains a list of any material employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, executive officer or director of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”).

SECTION 3.19. ERISA Compliance; Excess Parachute Payments.

(a) Section 3.19(a) of the Company Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (each such plan, excluding any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), a “Company Pension Plan”), all material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. Each Company Benefit Plan has been administered in all material respects in compliance with its terms and, if subject to ERISA and the Code, with the requirements of ERISA and the Code. No Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, in each case that is reasonably expected to result in a material liability to the Company or a Company Subsidiary. All contributions required to be made to each Company Benefit Plan as of the date hereof have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected on the Company’s financial statements except where the failure to do so is not material. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan set forth in Section 3.19(a) of the Company Disclosure Letter and all amendments thereto (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) with respect to each Company Benefit Plan, to the extent applicable, for the two most recent plan years (A) the annual report on Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) attorney’s response to an auditor’s request for information, (iii) the most recent summary plan description for each Company Benefit Plan (or other written explanation provided to employees in the case of a Company Benefit Plan for which such summary plan description is not required) and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

(b) All Company Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and all related trusts that are intended to be exempt from Federal income taxes under Section 501(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such trusts are so exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Company Pension Plan or the exempt status of any such trust, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs.

(c) None of the Company Benefit Plans are subject to Title IV of ERISA, and neither the Company nor any Company Subsidiary has any liability or obligation with respect to a Multiemployer Plan. There are no pending, or to the Knowledge of the Company, threatened Proceedings against any Company Pension Plan, any fiduciary thereof, the Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any Company Subsidiary, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any material tax or material penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA. None of such Company Benefit Plans and trusts has been terminated, other than in a “standard termination” (as defined in ERISA), nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA, but excluding reportable events with respect to which notice has been waived by the Pension Benefit Guaranty Corporation (“PBGC”)) with respect to any Company Pension Plan during the last two years.

(d) With respect to Company Pension Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Company Pension Plans”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Company Pension Plan have been so reserved in accordance with GAAP and (ii) each Non-US Company Pension Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(e) Any arrangement of the Company or any Company Subsidiary that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of the Company or any Company Subsidiary that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), and (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

(g) Other than payments that may be made to the Persons listed in Section 3.19(g) of the Company Disclosure Letter (the “Primary Company Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger, the Subsequent Merger or any other Transaction by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). To its Knowledge, the Company has provided Parent with true, complete and accurate information regarding the Company Benefit Plans and the compensation histories of the Primary Company Executives by which Parent’s representatives could estimate (using such assumptions as are selected by Parent) the amount of such excess parachute payments in all material respects.

(h) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger, the Subsequent Merger and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

SECTION 3.20. Employee and Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining Contract or any labor Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any Company Subsidiary (the “Company Business Personnel”), and (ii) there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any comparable state or federal agency, or any other third party with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.21. Investment Company. Neither the Company nor any Company Subsidiary is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

SECTION 3.22. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., dated as of the date of this Agreement, to be confirmed in writing (with a copy provided solely for informational purposes to Parent promptly after the Company receiving such confirmation), to the effect that, as of such date, the Mixed Consideration, the Per Share Cash Election Consideration and the Exchange Ratio, taken in the aggregate, is fair, from a financial point of view, to the holders of Company Common Stock.

SECTION 3.23. Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, the Subsequent Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

Representations and Warranties of Parent, Merger Sub and Merger LLC

Except (i) as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Parent SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 4.02(a), or (ii) in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify or apply to other sections in this Article IV to the extent (and only to the extent) that the relevance of such disclosure to such other sections in this Article IV is reasonably apparent from the text of such disclosure, Parent, Merger Sub and Merger LLC jointly and severally represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Power.

(a) Parent and each Significant Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted. Each Parent Subsidiary that is not a Significant Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted, except where the failure to remain in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 4.01(a) of the Parent Disclosure Letter lists each Parent Subsidiary and its jurisdiction of organization. Parent and each Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Subsidiary” means any subsidiary of Parent and “Significant Parent Subsidiary” means any Parent Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

(b) Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the By-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and, if requested by the Company, the certificate of incorporation of Merger Sub, as amended to the date of this Agreement, and the By-laws of Merger Sub, as amended to the date of this Agreement, the certificate of formation of Merger LLC, as amended to the date of this Agreement, and the operating agreement of Merger LLC, as amended to the date of this Agreement, and the comparable charter and organizational documents of each other Significant Parent Subsidiary, in each case as amended through the date of this Agreement.

SECTION 4.02. Capital Stock of Parent and the Parent Subsidiaries.

(a) The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on June 30, 2010, (i) 269,705,249 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) 92,952,903 shares of Parent Common Stock were held by Parent in its treasury, and (iii) 13,889,986.68 shares of Parent Common Stock were subject to outstanding Parent Stock Options and 27,094,975.92 additional shares of Parent Common Stock may be issued pursuant to equity or equity-based awards outstanding under the Parent Stock Plans. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. Except as set forth above and except for any issuances of Parent Common Stock pursuant to equity awards described above under the Parent Stock Plans, on the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, outstanding or reserved for issuance pursuant to outstanding Parent Convertible Securities. All outstanding shares of Parent Capital Stock and all the outstanding shares of capital stock of each Significant Parent Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and, with respect to Significant Parent Subsidiaries organized in the United States, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the

Parent Charter, the Parent By-laws, the certificate of incorporation or by-laws (or comparable documents) of any such Significant Parent Subsidiary or any Contract to which Parent or any Significant Parent Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent or any Significant Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Significant Parent Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Significant Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Significant Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Significant Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Significant Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, “Parent Convertible Securities”). There are not any outstanding contractual obligations of Parent or any Significant Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of Parent or any Significant Parent Subsidiary.

(b) Section 4.02(b) of the Parent Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $10,000,000 in any Person (other than a Parent Subsidiary) owned as of the date hereof, directly or indirectly, by Parent or any Significant Parent Subsidiary.

SECTION 4.03. Authority; Execution and Delivery; Enforceability.

(a) Each of Parent, Merger Sub and Merger LLC has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by each of Parent, Merger Sub and Merger LLC of this Agreement, the performance and compliance by Parent with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Merger LLC subject in the case of the Share Issuance, to receipt of the Parent Stockholder Approval. Parent, as sole stockholder of Merger Sub, has approved this Agreement. Parent, as sole member of Merger LLC, has approved this Agreement. Each of Parent, Merger Sub and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. None of Parent, Merger Sub or Merger LLC is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held duly and unanimously (with one director recusing himself) adopted resolutions (i) approving this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions, (ii) determining that the terms of the Merger, the Subsequent Merger, the Share Issuance and the other Transactions are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Share Issuance. Such resolutions are sufficient to render inapplicable to this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions the provisions of Section 203. No other Takeover Laws apply or purport to apply to this Agreement, the Merger, the Subsequent Merger or any other Transaction.

(c) Assuming that neither the Company nor any of its “affiliates” or “associates” is an “interested stockholder” (each term, as defined in Section 203), the only vote of holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions is the approval of the Share Issuance by the holders of a majority of the shares of Parent Capital Stock entitled to vote and present in person or represented by proxy at the Parent Stockholder Meeting (the “Parent Stockholder Approval”). The affirmative vote of the holders of Parent Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Share Issuance.

SECTION 4.04. No Conflicts; Consents.

(a) The execution and delivery by each of Parent, Merger Sub and Merger LLC hereof do not, and the consummation of the Merger, the Subsequent Merger, the Share Issuance and the other Transactions and compliance with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Significant Parent Subsidiary, (ii) any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Subsequent Merger and the other Transactions, (iii) such filings as are required under U.S. state securities or “blue sky” Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with and filings under the rules and regulations of the NYSE and (vi) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

SECTION 4.05. SEC Documents; Undisclosed Liabilities.

(a) Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since December 31, 2009 (the “Parent SEC Documents”).

(b) As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP (except as otherwise noted therein), subject, in the case of interim Parent Financial Statements, to normal year-end adjustments and the absence of notes. No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP, Parent has not, between December 31, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2009.

(d) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 relating to the Parent SEC Documents and all written responses of Parent thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the Knowledge of Parent, any SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

(f) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(g) Parent and the Parent Subsidiaries do not have any material liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of Parent or in the notes thereto that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by Parent, Merger Sub or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.07. Absence of Certain Changes or Events.

(a) Since December 31, 2009, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From December 31, 2009 to the date hereof, (i) the business of Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under clause (i), (iii), (iv), (vi), (ix), (x) or (xi) (but solely with respect to the foregoing enumerated clauses) of Section 5.01(b). Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Since the date of its formation, Merger LLC has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.08. Availability of Funds.

(a) Parent has received a commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules and amendments thereto in effect as of the date of this Agreement, the “Financing Letter”), from Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands branch and Morgan Stanley Senior Funding, Inc. (collectively, the “Lenders”), relating to the financing required to consummate the Merger, the Subsequent Merger and the other Transactions on the terms contemplated by this Agreement. The Lenders have committed to provide and arrange the financing contemplated by the Financing Letter upon and subject to the terms and conditions in the Financing Letter (the “Financing”). Parent has provided the Company with true, complete and correct copies of the Financing Letter. As of the date of this Agreement, (i) the Financing Letter is in full force and effect, is a valid, binding and enforceable obligation of the Parent, and to the Knowledge of Parent, the other parties thereto, and has not been withdrawn or terminated or otherwise amended or modified in any respect without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) and (ii) none of Parent, Merger Sub or Merger LLC is in breach of any of the material terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Letter. Parent, Merger Sub and Merger LLC have paid any and all commitment fees or other fees required to be paid pursuant to the Financing Letter on or prior to the date of this Agreement.

(b) Assuming the funding of the Financing in accordance with the Financing Letter, the proceeds from such Financing constitute all of the financing required for the consummation of the Merger, the Subsequent Merger and the other Transactions, and, together with the shares of Parent Common Stock to be issued in accordance with the terms of this Agreement, Parent’s cash on hand, and cash on hand from operations of the Company, are sufficient for the satisfaction of all of Parent’s, Merger Sub’s and Merger LLC’s obligations under this Agreement, including the payment of the Merger Consideration, any other amounts required to be paid in connection with the consummation of the Merger, the Subsequent Merger and the other Transactions and to pay all related fees and expenses (including any repayment or refinancing of debt contemplated by this Agreement or the Financing Letter). There are no conditions precedent, other than as expressly set forth in the Financing Letter, to the Lenders’ obligation to fund that portion of the Financing required for the consummation of the Merger, the Subsequent Merger and other Transactions. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than fee letters and an engagement letter with respect to the issuance of securities by Parent with the providers of the Financing) to which Parent, Merger Sub or Merger LLC or any of their Affiliates is a party.

SECTION 4.09. Taxes.

(a) Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid or adequate reserves in accordance with GAAP have been established for such Taxes on the consolidated financial statements of Parent.

(b) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by Parent and the Parent Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no deficiency with respect to any Taxes has been proposed in writing or assessed against Parent or any Parent Subsidiary for which adequate reserves in accordance with GAAP have not been established, and no requests for waivers of the time to assess any such Taxes are pending and (ii) neither Parent nor any Parent Subsidiary has granted an extension or waiver of the applicable limitations period for the assessment or collection of any Taxes which period (after giving effect to such extension or waiver) has not yet expired.

(c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is a party to any material agreement providing for the allocation, indemnification or sharing of Taxes that would reasonably be expected to give rise to a liability for Taxes other than such an agreement exclusively between or among Parent and any Parent Subsidiary, and (ii) neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(e) Merger LLC is, and has since the date of its formation been, treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

SECTION 4.10. Tax Treatment. Neither Parent nor any Parent Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would, to the Knowledge of Parent, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. The representations and warranties set forth in the Parent Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger and the Subsequent Merger occurred on the date hereof.

SECTION 4.11. Proceedings. There is no Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, any Parent Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent, any Parent Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary, that (a) reasonably relates to or involves more than $25,000,000, (b) seeks or imposes any material injunctive relief, (c) was commenced by a Governmental Entity or (d) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

SECTION 4.12. Compliance with Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries are in compliance with all Laws and all Judgments applicable to Parent, any Parent Subsidiary or any assets owned or used by any of them, and (ii) neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance with any Law.

(b) To the Knowledge of Parent, (i) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments; (ii) between January 1, 2008 and the date of this Agreement, Parent has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) Parent and the Parent Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Parent or such Parent Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

(c) Parent and the Parent Subsidiaries have operational and effective privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by Parent and the Parent Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

SECTION 4.13. Opinion of Financial Advisor. Parent has received the oral opinion of Credit Suisse Securities (USA) LLC, to be confirmed in writing (with a copy provided solely for information purposes to the Company promptly after Parent receiving such confirmation), to the effect that, as of such date, the Merger Consideration to be issued and paid in the Merger by Parent is fair to Parent from a financial point of view.

SECTION 4.14. Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, the Subsequent Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

ARTICLE V

Interim Covenants

SECTION 5.01. Conduct of Business.

(a) Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement or by Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, maintain all material Permits, keep available the services of its current officers and employees and preserve intact its goodwill and ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities or (C) any Company Convertible Securities, other than the issuance of Company Common Stock upon the exercise of Company Convertible Securities outstanding on the date of this Agreement and in accordance with their present terms under the Company Stock Plans;

(iii) amend, authorize or propose to amend its certificate of incorporation, by-laws, limited liability company operating agreement or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing shall not prohibit (v) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 7.01(c), (w) the creation of new Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, (x) capital expenditures, which shall be subject to the limitations set forth in clause (ix) below, (y) purchases of assets in the Ordinary Course of Business or (z) other acquisitions not exceeding $20,000,000 individually or $50,000,000 in the aggregate;

(v) except to the extent required by applicable Law or, in the case of employees who are not officers of the Company subject to reporting under Section 16 of the Exchange Act, in the Ordinary Course of Business, (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date hereof, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement or Company Benefit Plan, except as required pursuant to the terms thereof;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any of its properties or assets, other than (A) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a substantial risk of any material delay in the receipt of the approvals required under Section 7.01(c) or (B) sales of properties or assets (x) required to be effected pursuant to Contracts in effect as of the date hereof or entered into after the date hereof in compliance with this Agreement, (y) entered into in the Ordinary Course of Business or (z) with a sale price not exceeding $20,000,000 individually or $50,000,000 in the aggregate;

(viii) (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the Ordinary Course of Business), or guarantee any such indebtedness of any Third Party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of any Third Party, enter into any “keep well” or other agreement to maintain any financial statement condition of any Third Party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness other than in the Ordinary Course of Business or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any Company Subsidiary), other than loans or advances to customers in the Ordinary Course of Business;

(ix) make or agree to make any new capital expenditures other than (A) capital expenditures in an aggregate amount not in excess of the Company’s budget for capital expenditures that has been made available to Parent prior to the date of this Agreement or (B) other capital expenditures that are not in excess of 5,000,000 in the aggregate;

(x) settle or compromise any material liability for Taxes for an amount in excess of $25,000,000 in any particular instance, or, except in the Ordinary Course of Business: (A) make any material Tax election, (B) file any amended material Tax Return or (C) change in any material respect any method of accounting for Tax purposes;

(xi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a material risk of any delay in the receipt of any approvals required under Section 7.01(c) or (B) the creation of new Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(xii) commence any Proceeding (other than in the Ordinary Course of Business or as a result of a Proceeding commenced against the Company or any Company Subsidiaries), or compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Transactions) other than compromises, settlements or agreements (x) entered into in the Ordinary Course of Business or (y) not in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(xiii) enter into any Contract that would have been required to be set forth in Section 3.11(a) of the Company Disclosure Letter if it were in effect on the date hereof, or modify, amend, terminate, cancel, extend or grant any Consent or waiver under, any Company Contract, in each case other than in the Ordinary Course of Business;

(xiv) make any material change in internal accounting controls;

(xv) change its fiscal year;

(xvi) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.01(a)) that would prevent the Merger and the Subsequent Merger, taken together, from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(xvii) (A) pay, discharge, settle or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the Ordinary Course of Business after the date of the most recent balance sheet included in such financial statements or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xviii) waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of Parent or the Company, as the case may be, or any of their respective subsidiaries or Affiliates, other than the entry into non-solicitation Contracts involving employees in the Ordinary Course of Business;

(xix) enter into (including via any acquisition) any new line of business which represents a material change in its operations and which is material to it and the Company Subsidiaries taken as a whole, or make any material change to its or the Company Subsidiaries’ businesses, except as required by Law;

(xx) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xxi) cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms, in each case, other than in the Ordinary Course of Business; or

(xxii) authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(b) Except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly required or permitted by this Agreement or by Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, maintain all material Permits, keep available the services of its current officers and employees and preserve intact its goodwill and ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly required or permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Parent to its parent or quarterly cash dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than in the Ordinary Course of Business;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Parent Debt or other voting securities or (C) any Parent Convertible Securities, other than (x) the issuance of Parent Common Stock upon the exercise of Parent Convertible Securities in accordance with their present terms under the Parent Stock Plans, (y) pursuant to a Parent Stock Plan or (z) the issuance of Parent Common Stock or other securities of Parent or any Parent Subsidiary in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions permitted under clause (iv) below;

(iii) amend, authorize or propose to amend its certificate of incorporation, by-laws or other comparable charter or organizational documents in a manner that would adversely affect the consummation of the Merger or the Subsequent Merger or affect the holders of Company Common Stock whose shares may be converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Parent Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 7.01(c), (B) the creation of new Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (C) any acquisitions with a purchase price (including assumed indebtedness) not exceeding $200,000,000 individually or $500,000,000 in the aggregate, provided that such acquisitions would not reasonably be expected to impede or delay the satisfaction of the conditions to or the consummation of the Closing;

(v) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the Ordinary Course of Business), or guarantee any such indebtedness of another Person, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness, in each case, if taking any such action would reasonably be expected to prevent, impede or materially delay the availability of the Financing or any Alternate Financing;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, consolidations or dissolutions involving existing Parent Subsidiaries that would not present a material risk of any delay in the receipt of any approvals required under Section 7.01(c) or (B) the creation of new Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(vii) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.01(b)) that would prevent the Merger and the Subsequent Merger, taken together, from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(viii) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(ix) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

(x) make any material change in internal accounting controls; or

(xi) authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(c) The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement to which it is a party that is qualified as to materiality becoming untrue or (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect.

(d) The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively.

SECTION 5.02. No Solicitation by the Company; Change in Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal; (ii) except as permitted by Section 8.01(h), enter into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with this Section 5.02(a)) providing for, relating to or in connection with, any Company Takeover Proposal or any proposal that could reasonably be expected to lead to a Company Takeover Proposal; (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Company Takeover Proposal; or (iv) furnish any non-public information regarding the Company or any of the Company Subsidiaries, or afford access to the properties, books and records of the Company, to any Third Party in connection with or in response to any Company Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through any of its Representatives, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (iii) and (iv) above in response to any bona fide written Company Takeover Proposal if (1) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such Company Takeover Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Takeover Proposal would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws, (3) such Company Takeover Proposal was not solicited in violation of this

Section 5.02, and (4) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) the Company receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement, and (y) the Company provides to Parent in accordance with Section 5.02(b) the information required under Section 5.02(b) to be delivered by the Company to Parent. The Company agrees that it and the Company Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing information to Parent that is required to be provided to Parent under this Section 5.02.

(b) The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Company Takeover Proposal, or any written request for nonpublic information regarding the Company or any of the Company Subsidiaries in connection with a Company Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Company Takeover Proposal or request and a reasonably detailed summary of all material terms and conditions thereof. The Company shall keep Parent informed in all material respects on a prompt basis of the status and details of any such Company Takeover Proposal and with respect to any change to the material terms of any such Company Takeover Proposal. The Company agrees that, subject to restrictions under Laws applicable to the Company and the Company Subsidiaries, it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to Parent any non-public information concerning the Company and the Company Subsidiaries that the Company provides to any Third Party in connection with any Company Takeover Proposal which was not previously provided to Parent.

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Company or any of the Company Subsidiaries or any of their respective Representatives, on the one hand, and any Third Party and its Representatives, on the other hand, with respect to any Company Takeover Proposal.

(d) Except as otherwise provided in Section 5.02(e) or 5.02(f), neither the Company Board nor any committee thereof shall (A) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent, or make any public statement in connection with such Company Recommendation or in reference to a Company Takeover Proposal that is inconsistent with the Company Recommendation, (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Company Takeover Proposal or any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) or (C) except (x) in connection with a termination of this Agreement pursuant to and in conformity with Section 8.01(h), or (y) to the extent, and only to the extent required to permit a group or potential group to make a Company Takeover Proposal, take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company By-laws, inapplicable to any transactions contemplated by a Company Takeover Proposal (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) (any action described in clauses (A), (B) or (C) being referred to as a “Company Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to a Company Takeover Proposal, the Company Board may at any time prior to receipt of the Company Stockholder Approval, effect a Company Adverse Recommendation Change, if (and only if): (i) a written Company Takeover Proposal that was not solicited in violation of Section 5.02(a) is made to the Company by a Third Party and such Company Takeover Proposal is not withdrawn; (ii) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such Company Takeover Proposal constitutes a Superior Proposal; (iii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iv) the Company provides Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.02(b), as well as a copy of such Company Takeover Proposal; (v) during the five (5) Business Days following such written notice (or such shorter period as is specified below), the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Superior Proposal; and (vi) at the end of the five (5) Business Day period described in the foregoing clause (v), the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the Company Takeover Proposal continues to be a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to be a new Company Takeover Proposal for purposes of this Section 5.02; provided, however, that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such new Company Takeover Proposal pursuant to clause (v) above shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new Company Takeover Proposal to Parent and (y) the end of the original five (5) Business Day period described in clause (v) above.

(f) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Takeover Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if (and only if): (i) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (ii) the Company provides Parent at least five (5) Business Days’ prior written notice describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during the five (5) Business Days following such written notice, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws.

(g) During the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Company Takeover Proposal or standstill agreement to which the Company or any of the Company Subsidiaries is a party (other than any involving Parent), except for any portion of any such confidentiality agreement or standstill agreement that restricts the ability of a Third Party to communicate a Company Takeover Proposal to the Company Board. During such period, subject to the preceding sentence, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements.

(h) Nothing contained in this Section 5.02 shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Company Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change.

(i) Certain Definitions. For purposes of this Agreement:

“Company Acquisition Transaction” means any transaction or series of related transactions (other than the Merger and the Subsequent Merger) involving: (i) any acquisition or purchase from the Company by any Third Party of more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any

Company Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of the Company Subsidiaries.

“Company Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Company Acquisition Transaction.

“Superior Proposal” means an unsolicited, bona fide written Company Takeover Proposal to acquire more than (a) 50% of the outstanding voting securities of the Company or (b) 50% of the consolidated assets of the Company and the Company Subsidiaries, in either case on terms that, in the good faith judgment of the Company Board, after consultation with its outside financial advisors and its outside legal counsel, taking into account all legal, financial and regulatory aspects of the proposal that the Company Board deems relevant, the identity of the Third Party making such proposal and the conditions for completion of such proposal, (i) are more favorable, from a financial point of view, to the stockholders of the Company than the Merger and the Subsequent Merger, taken together, and the other Transactions, taking into account all of the terms and conditions of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), (ii) are reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Company Board deems relevant, and (iii) to the extent financing is required, include existing credit facilities or committed financing which is capable of being obtained in a reasonable period of time and is not materially more conditional than the Financing described in the Financing Letter.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in the preparation and filing of the Form S-4 and Joint Proxy Statement. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the Subsequent Merger. Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other a “comfort letter” of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Form S-4 becomes effective. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(b) The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02(e) and 5.02(f), the Company shall, through the Company Board, recommend that its stockholders adopt and approve this Agreement and the Transactions, including the Merger (the “Company Recommendation”), and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Transactions, including the Merger, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and the Company Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent. Notwithstanding any Company Adverse Recommendation Change pursuant to Section 5.02(e) or 5.02(f), unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

(c) Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Except for any Parent Adverse Recommendation Change permitted pursuant to and in conformity with this Section 6.01(c), Parent shall, through the Parent Board, recommend that its stockholders approve the Share Issuance (the “Parent Recommendation”), and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the Share Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. The Parent Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation in a manner adverse to the Company, or make any public statement in connection with such Parent Recommendation that is inconsistent with the Parent Recommendation (any such actions being a “Parent Adverse Recommendation Change”). Nothing in this Agreement shall prohibit or restrict the Parent Board from effecting a Parent Adverse Recommendation Change in response to the occurrence of a Parent Intervening Event if (and only if): (i) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; (ii) Parent provides the Company at least five (5) Business Days’ prior written notice describing the Parent Intervening Event and advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during the five (5) Business Days following such written notice, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of the Transactions proposed by the Company in response to such Parent Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Parent Board concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company), that a Parent Intervening Event continues to exist and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Parent Board of its fiduciary duties to the stockholders of Parent under applicable Laws. Nothing contained in this Section 6.01(c) shall prohibit the Parent Board from making any disclosure to Parent’s stockholders if the Parent Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law. Notwithstanding any Parent Adverse Recommendation Change pursuant to this Section 6.01(c), unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

(d) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the effectiveness of the Form S-4.

SECTION 6.02. Access to Information; Confidentiality. Subject to contractual and legal restrictions applicable to Parent or the Company or any of their respective subsidiaries, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries, or

Parent and the Parent Subsidiaries, as applicable. No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. This Section 6.02 shall not require the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, to permit any access, or to disclose any information, that in the reasonable judgment of such party would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality if such party shall have used its best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the loss of attorney-client privilege with respect to such information or (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, a Governmental Entity alleging that providing such information violates any Regulatory Law. If any material is withheld by such party pursuant to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement. The restrictions set forth in the last paragraph beginning on page 3 of the Confidentiality Agreement shall be inapplicable with respect to any of the Transactions or any proposals or negotiations by or on behalf of a party contemplated by this Agreement (including in response to a notice pursuant to Section 5.02(e), 5.02(f) or 8.01(h)).

SECTION 6.03. Reasonable Best Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, applicable Law), to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, the Subsequent Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall Parent, Merger Sub, Merger LLC or the Company or any of their respective subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) to the extent required, (A) promptly, but in no event later than ten Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act and (B) as promptly as reasonably practicable after the date hereof, make their respective filings (which filings shall be in substantial compliance with the requirements of the HSR Act and any other applicable Law) and thereafter make any other required submissions under other applicable Regulatory Laws, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings (which filings shall be in substantial compliance with the requirements of the HSR Act and any other applicable Law) and timely seeking all such consents, permits, authorizations or approvals and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Entity may assert under Regulatory Law with respect to the Transactions. In furtherance of the foregoing, the parties shall take all actions necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger or the Subsequent Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Parent Subsidiaries or Affiliates or of the Company or the Company Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or any of the Parent Subsidiaries’ (including the Surviving Company’s) or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of its or the Parent Subsidiaries’ (including the Surviving Company’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided that any such agreement or action by the Company shall be conditioned on the written consent of Parent and the consummation of the Merger and the Subsequent Merger. Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees, to the extent reasonably feasible, not to participate in any meeting or discussion (other than relating to non-substantive matters such as the scheduling of any meetings or of any discussions or details of compliance with any request for information from any Governmental Entity), either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. The Company and Parent shall furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. Either Parent or the Company may designate any competitively sensitive information provided to the other under this

Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers or directors of their client unless express written permission is obtained in advance from the disclosing party or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.03, if any Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Judgment that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 6.03.

SECTION 6.04. Company Stock Options and Other Stock-Based Awards.

(a) Each option to purchase Company Common Stock granted under any Company Stock Plan (a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of Company Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any Company Stock Option, into an option to purchase Parent Common Stock (a “Parent Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Stock Plan, or in the related award document (including any employment agreement or retention policy) by reason of the Transactions). The number of shares of Parent Common Stock subject to each such Company Stock Option shall be equal to the number of shares of Company Common Stock subject to each such Company Stock Option multiplied by the Exchange Ratio (subject to adjustment in accordance with Section 2.01(c)(ii)), rounded down to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio (subject to adjustment in accordance with Section 2.01(c)(ii)); provided, that in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of each Company Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) At the Effective Time, each share of restricted Company Common Stock granted under any Company Stock Plan (collectively, the “Company Restricted Stock Awards”)

which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Company Restricted Stock Award and shall become fully vested and treated as Mixed Consideration Electing Shares pursuant to Section 2.01(c)(i).

(c) At the Effective Time, each restricted stock unit relating to Company Common Stock granted under any Company Stock Plan (collectively, the “Company RSU Awards”) which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a restricted stock unit subject to a Company RSU Award and shall become fully vested. At the Effective Time, each such restricted stock unit subject to a Company RSU Award shall be settled in a share of Company Common Stock, and all such shares shall be treated as Mixed Consideration Electing Shares pursuant to Section 2.01(c)(i).

(d) At the Effective Time, each award of performance share units with respect to shares of Company Common Stock granted under a Company Stock Plan (collectively, the “Company PSU Awards”) which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Company PSU Award, and, if the Effective Time occurs prior to the end of the applicable performance cycle, then, as provided in the applicable grant agreements evidencing the Company PSU Awards, 100% of the target number of performance share units subject to such Company PSU Award shall be fully vested. At the Effective Time, each such vested performance share unit shall be settled in a share of Company Common Stock, and all such shares shall be treated as Mixed Consideration Electing Shares pursuant to Section 2.01(c)(i). For the avoidance of doubt, performance share units as to which the applicable performance cycle has ended and which are subject to vesting based solely on continued employment shall be treated in the same manner as the Company RSU Awards.

(e) Not later than the Closing Date, Parent shall deliver to the holders of Company Stock Options any required notices setting forth such holders’ rights pursuant to the relevant Company Stock Plans and award documents and stating that such Company Stock Options have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger, the Subsequent Merger and the terms of the relevant Company Stock Plans).

(f) Prior to the Effective Time, the Company shall take all necessary action for the adjustment of Company Stock Options, Company Restricted Stock Awards, Company RSU Awards and Company PSU Awards under this Section 6.04. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options as a result of the actions contemplated by this Section 6.04. Not later than the Closing Date, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding. Not later than the Closing Date, Parent shall use its reasonable best efforts to have in place a broker-assisted cashless exercise facility with respect to the exercise of such Parent Stock Options and shall maintain such facility for so long as such Parent Stock Options remain outstanding.

SECTION 6.05. Benefit Plans.

(a) For a period of one year after the Effective Time, Parent shall (i) provide employees of the Company and the Company Subsidiaries who continue in employment with the Surviving Company and its subsidiaries (the “Continuing Employees”) with the same base salary or base wages as in effect immediately prior to the Effective Time, or such lower amount as may be agreed to by the Continuing Employee, (ii) either (A) maintain or cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Company (or, in such case, its successors or assigns) to provide benefits to the Continuing Employees that, taken as a whole, are substantially equivalent to those provided to similarly situated employees of Parent and the Parent Subsidiaries, (iii) make available plans providing for the issuance of Parent Capital Stock to the Continuing Employees that are substantially equivalent to those provided to similarly situated employees of Parent and the Parent Subsidiaries and (iv) provide annual bonus opportunities to the Continuing Employees that are substantially equivalent to those provided to similarly situated employees of Parent and the Parent Subsidiaries.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies set forth in Section 6.05(b) of the Company Disclosure Letter.

(c) With respect to any plan, program, agreement or arrangement of Parent or any Parent Subsidiary that provides compensation or employee benefits to any Continuing Employee following the Effective Time (including any severance plan), service of the Continuing Employees with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries for determining eligibility to participate and vesting; provided, however, that (i) such service shall also be taken into account for purposes of determining levels of benefits under any severance, paid time off and sick leave plan or program, and (ii) such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which the Continuing Employees and their eligible dependents) commence to participate after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to such commencement of participation. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which such commencement of participation occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they participate after the Effective Time.

(e) Subject to the foregoing provisions of this Section 6.05, nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Company to amend or terminate any specific Company Benefit Plan or Company Stock Plan or any other individual employee benefit plan, program, Contract or policy. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Benefit Plan or any benefit plan of Parent or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Company, Parent or any of their respective subsidiaries to terminate or cause to be terminated the employment of any Continuing Employee at any time for any or no reason with or without notice. Parent and the Company acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of Parent, Merger Sub, Merger LLC, the Company, the Surviving Company and their respective subsidiaries, and that nothing in this Section 6.05, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Company or any of their respective subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Company, or any of their respective subsidiaries or continued participation in any employee benefit plan, program or arrangement.

SECTION 6.06. Indemnification; Directors and Officers Insurance.

(a) Parent, Merger Sub and Merger LLC agree that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation, by-laws or other organizational documents shall survive the Merger and the Subsequent Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any indemnification agreements of the Company or the Company Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any Company Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of the Company or any Company Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of the Company or any Company Subsidiaries at or prior to the Effective Time; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification for such expenses. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall, in its sole discretion, either (i) provide, or shall cause the Surviving Corporation to provide the Company’s current directors and officers an insurance and indemnification policy or (ii) obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ insurance and indemnification policies that, in either case, provide coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time (the “D&O Insurance”) that are substantially similar (with respect to limits and deductibles) to the Company’s existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed 300% of the Company’s Current Premium, then Parent shall use its reasonable best efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company’s Current Premium. The Company represents to Parent that the Company’s Current Premium is $865,000.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 6.06.

SECTION 6.07. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger, the Subsequent Merger and the other Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses, whether or not the Merger and the Subsequent Merger is consummated; provided, however, that all HSR Act filing fees shall be paid by Parent and all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement and the Form S-4 (including the applicable SEC filing fees) shall be divided equally between Parent and the Company.

(b) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) and, in each case, a Company Takeover Proposal was publicly disclosed between the date hereof and the date upon which a vote is taken at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof and, in the case of a termination pursuant to Section 8.01(b)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, then, in each case, the Company shall reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all Transaction Expenses of Parent.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and, in each case, a Company Takeover Proposal was publicly disclosed between the date hereof and the date upon which a vote is taken at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof and, in the case of a termination pursuant to Section 8.01(b)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, and, in each case, concurrently with, or within twelve months after any such termination a Company Acquisition Transaction is consummated or the Company or any of the Company Subsidiaries enters into any letter of intent, agreement in principle or any Contract with respect to a Company Acquisition Transaction that is subsequently consummated;

(ii) this Agreement is terminated by the Company pursuant to Section 8.01(h);

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(e); or

(iv) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) following a Company Adverse Recommendation Change;

then, in each case, the Company shall pay to Parent the applicable Company Termination Fee minus any Transaction Expenses of Parent previously reimbursed by the Company pursuant to Section 6.07(b) by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than, (x) in the case of clause (i), two (2) Business Days after the date on which such Company Acquisition Transaction is consummated, (y) in the case of clause (ii), concurrently with such termination, or (z) in the case of clauses (iii) and (iv), two (2) Business Days after such termination (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.01(f);

(ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iv) following a Parent Adverse Recommendation Change; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.01(g);

then, in each case, Parent shall pay to the Company the applicable Parent Termination Fee by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made promptly, but in no event later than two (2) Business Days after such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(e) Notwithstanding anything in this Agreement to the contrary, if the circumstances described in Section 8.01(g)(i) or 8.01(g)(ii) are applicable (in the case of Section 8.01(g)(i), regardless of whether the condition set forth in Section 7.02(c) would be satisfied), the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 6.07(d)(iii) shall be the sole and exclusive remedy of the Company or any other Person, and all other remedies (including equitable remedies) are hereby deemed waived, against Parent, Merger Sub, Merger LLC or any of their Affiliates or Representatives for any and all losses, damages and expenses suffered or incurred by the Company or any other Person in connection with this Agreement and upon payment of such amount, none of Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Financing Letter) or otherwise, other than in the case of Sections 6.07(a), 6.07(f) and any obligations of Parent pursuant to the penultimate sentence of Section 6.02; provided, however, that, if this Agreement has not been terminated by the Company pursuant to Section 8.01(g), nothing in this Section 6.07(e) shall limit the right of the Company to bring a claim against Parent and Merger Sub for the equitable remedy of specific performance in respect of their obligations under Section 6.12(a); provided, further, that nothing in this Section 6.07(e) shall limit the right of the Company to seek money damages if the circumstances described in Section 8.01(g)(i) or 8.01(g)(ii) are applicable (in the case of Section 8.01(g)(i), regardless of whether the condition set forth in Section 7.02(c) would be satisfied), as a result of any Willful Breach by Parent or Merger Sub of this Agreement.

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 6.07 are an integral part of the Transactions, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 6.07(b) and 6.07(c) or Parent fails to promptly pay the amounts due pursuant to Section 6.07(d), and, in order to obtain such payment Parent or the Company, as the case may be, commences a suit which results in a Judgment against the Company or Parent, as applicable, for any of the amounts set forth in Section 6.07(b), 6.07(c) or 6.07(d), then the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys’ fees)

in connection with such suit, together with interest on the amounts due pursuant to Section 6.07(b), 6.07(c) or 6.07(d) at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by such party.

(g) If this Agreement is terminated in whole or in part under circumstances described in Section 6.07(c) or 6.07(d), the amount of any Company Termination Fee or Parent Termination Fee shall be deducted from any damages otherwise owed under this Agreement by Parent to the Company or by the Company to Parent, as the case may be. In no event shall any party to this Agreement be liable to another party for any punitive, exemplary or similar damages.

(h) For purposes of this Section 6.07:

“Company Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.02(i), except that references in such definition to “20%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Company Takeover Proposal” for purposes of this Section 6.07).

“Company Termination Fee” shall mean a cash amount equal to (i) $85,000,000 if (A) this Agreement is terminated by the Company pursuant to Section 8.01(h) with respect to a Qualifying Party and, on or prior to the 50th day following the filing of this Agreement with the SEC, the Company provided Parent with the notice specified in clause (iii) of Section 8.01(h) with respect to such Qualifying Party or (B) this Agreement is terminated by Parent pursuant to Section 8.01(e) or by Parent or the Company pursuant to Section 8.01(b)(iii), in either case following a Company Adverse Recommendation Change pursuant to Section 5.02(e) in response to a Superior Proposal from a Qualifying Party and, on or prior to the 50th day following the filing of this Agreement with the SEC, the Company provided Parent with the notice specified in clause (iv) of Section 5.02(e) with respect to such Qualifying Party or (ii) $190,000,000 if the Company Termination Fee becomes payable pursuant to Section 6.07(c) under any circumstances not described in clause (i) of this definition; provided, further, that if the Company terminates this Agreement pursuant to Section 8.01(b)(i) at a time when there has been a Company Adverse Recommendation Change and Parent is entitled to terminate this Agreement pursuant to Section 8.01(b)(iii), then this Agreement shall be deemed to have been terminated by Parent pursuant to Section 8.01(b)(iii) for purposes of determining whether a Company Termination Fee is payable.

“Parent Termination Fee” shall mean a cash amount equal to (i) $190,000,000 if such Parent Termination Fee is payable pursuant to Section 6.07(d)(i) or 6.07(d)(ii) and (ii) $225,000,000 if such Parent Termination Fee is payable pursuant to Section 6.07(d)(iii); provided, however, that if Parent terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iv) at a time when the Company is entitled to terminate this Agreement pursuant to Section 8.01(g)(ii), then this Agreement shall be deemed to have been terminated by the Company pursuant to Section 8.01(g)(ii) for purposes of determining the applicable Parent Termination Fee; provided, further, that if Parent terminates this Agreement pursuant to Section 8.01(b)(i) at a time when there has been a Parent Adverse Recommendation Change and the Company is entitled to terminate this Agreement pursuant to Section 8.01(b)(iv), then this Agreement shall be deemed to have been terminated by the Company pursuant to Section 8.01(b)(iv) for purposes of determining whether a Parent Termination Fee is payable.

“Qualifying Party” means any Third Party from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the 30th day following the filing of this Agreement with the SEC, an unsolicited bona fide written Company Takeover Proposal that the Company Board concludes in good faith, after consultation with its outside financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal; provided, however, that any Qualifying Party shall cease to be a Qualifying Party for all purposes under this Agreement at such time as such Company Takeover Proposal made by such Third Party (including any and all revisions, modifications, changes or amendments to such Company Takeover Proposal made in the course of negotiations between such Qualifying Party and the Company) is formally rejected, withdrawn, terminated, expires or no longer constitutes or could reasonably be expected to result in a Superior Proposal.

SECTION 6.08. Public Announcements. Parent, Merger Sub and Merger LLC, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger, the Subsequent Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with respect to any Company Adverse Recommendation Change or any Parent Adverse Recommendation Change.

SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10. Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.11. Tax Treatment.

(a) Parent, the Company, Merger Sub and Merger LLC intend that the Merger and the Subsequent Merger, taken together, be treated, and each of them shall use its reasonable best efforts to cause the Merger and the Subsequent Merger, taken together, to be treated, for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder, and each shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 7.02(c) and 7.03(c), including representations in the Company Tax Certificate (in the case of the Company) and in the Parent Tax Certificate (in the case of Parent).

(b) Parent, the Company, Merger Sub and Merger LLC hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of United States Treasury Regulations.

(c) As of the date of this Agreement, the Company is able to make the representations in the Company Tax Certificate and expects to be able to make such representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions described in Section 7.02(c) and 7.03(c). The Company shall immediately notify Parent, if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to (i) prevent or impede the Company from making the representations contained in the Company Tax Certificate or (ii) prevent or impede the Merger and the Subsequent Merger, taken together, from being treated as a “reorganization” under Section 368(a) of the Code.

(d) As of the date of this Agreement, Parent is able to make the representations in the Parent Tax Certificate and expects to be able to make such representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions described in Section 7.02(c) and 7.03(c). Parent shall immediately notify the Company, if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to (i) prevent or impede Parent from making the representations contained in the Parent Tax Certificate or (ii) prevent or impede the Merger and the Subsequent Merger, taken together, from being treated as a “reorganization” under Section 368(a) of the Code.

SECTION 6.12. Financing.

(a) Each of Parent and Merger Sub will use its reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Letter, including using its reasonable best efforts (i) to maintain in effect the Financing Letter and, if entered into prior to the Closing, the definitive agreements with respect to the Financing contemplated by the Financing Letter, (ii) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Letter (including any “flex” provisions thereof), and upon execution thereof, deliver a copy thereof to the Company, (iii) to satisfy (or obtain the waiver of) all conditions on a timely basis to obtaining the Financing applicable to each of Parent and Merger Sub set forth in such definitive agreements that are within its control, (iv) to comply in all material respects with its obligations under the Financing Letter (or obtain the waiver thereof) and (v) to enforce its rights under the Financing Letter in the event of a breach or other failure to fund by the Lender that impedes or delays the Closing; provided, however, that nothing in this Section 6.12(a) shall require Parent or Merger Sub to (x) consummate or agree to consummate the sale, divestiture or disposition of any assets, businesses or capital stock of Parent or any Parent Subsidiary or (y) agree to terms and conditions (including any “flex” provisions) that are, in the aggregate, less favorable in any material respect to Parent, Merger Sub and the Company than those contained in the Financing Letter (any such action, a “Burdensome Financing Action”). Parent shall give the Company prompt notice upon becoming aware of any material breach of the Financing Letter by a party to the Financing Letter or any termination of the Financing Letter. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company, upon its written request, copies of the definitive material documents related to the Financing (other than fee letters and any other documentation subject to confidentiality restrictions). Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources; provided, however, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Financing Letter or (B) be reasonably expected to prevent or impede or delay the consummation of the Merger, the Subsequent Merger and the other Transactions. Parent shall be permitted to reduce the amount of Financing under the Financing Letter in its reasonable discretion; provided, however, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent, Merger Sub and the Company, including cash on hand and marketable securities, to consummate the Merger and the Subsequent Merger; provided, further, that such reduction shall not (1) expand upon the conditions precedent or contingencies to the Financing as set forth in the Financing Letter, or (2) be reasonably expected to prevent or impede or delay the consummation of the Merger, the Subsequent Merger and the other Transactions. In the event that all conditions in the Financing Letter have been satisfied or, upon funding, will be satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders to fund on the Closing Date the Financing required to consummate the Merger, the Subsequent Merger and the other Transactions. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Letter, Parent shall notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange any such portion (other than amounts that are replaced by Parent’s cash on hand and marketable securities) from alternative sources (such portion from alternate sources, the “Alternate Financing”) in an amount sufficient to consummate the transactions contemplated hereby; provided, however, that Parent shall not be required to take any Burdensome Financing Action. For the avoidance of doubt, the syndication of any part of the Financing in accordance with the terms of the Financing Letter shall not be deemed to violate Parent’s obligations under this Agreement. In the event that either Parent or Merger Sub commences an enforcement action to enforce its rights under the Financing Letter and/or cause the Lenders to fund the Financing (any such action, a “Financing Action”), Parent or Merger Sub shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the request of the Company, shall make Parent’s employees and Representatives (other than any of its investment bankers, financial advisors or Lenders) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

(b) Prior to the Closing, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their officers and employees to provide, on a timely basis, all reasonable cooperation requested by Parent and that is customary in connection with the arrangement of the Financing to be incurred in connection with the Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including using its reasonable best efforts to (i) facilitate the provision of guarantees and pledge of collateral, if any (effective as of the Closing), (ii) provide financial and other pertinent information regarding the Company and the Company Subsidiaries and cooperate in the preparation of pro forma financial information for the Transactions (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing) as may be reasonably requested in writing by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (iii) cooperate with the marketing efforts for the Financing (including consenting to the reasonable use of the Company’s and the Company Subsidiaries’ logos; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries), (iv) provide copies of the most recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of the Company and the Company Subsidiaries as may be reasonably requested by Parent, (v) provide (or use reasonable best efforts to obtain from its advisors) other reasonably requested customary certificates or documents, including a customary certificate of the principal financial officer of the Surviving Corporation (in his capacity as such) with respect to solvency matters and any certificates and opinions customarily provided in connection with any Permanent Financing, (vi) request such customary legal opinions and customary accountant comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing) as may be reasonably requested by Parent, (vii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or underwriters, as applicable, for the Financing and their counsel and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies as are reasonably necessary to consummate the Financing, (viii) assist Parent and its financing sources or underwriters, as applicable, in (A) the preparation of all credit agreements (including review of schedules for completeness), currency or interest hedging agreements or other agreements, offering documents, an offering memorandum, prospectus or prospectus supplement and other marketing and rating agency materials for the Financing or (B) the amendment or termination of any of the Company’s or the Company Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing provided that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, in each case it being understood and agreed that information and documents provided by the Company and the Company Subsidiaries may be delivered to agents and lenders under the Financing Letter and their Representatives (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to the Company), (ix) as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including in connection with due diligence and preparation of pro forma financial information for the Transaction, (x) to permit any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent, Merger Sub and Merger LLC at the Closing, (xi) provide audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available as soon as reasonably practicable but, in any case, by a date no later than 60 days after the end of the most recent fiscal year to the extent that the Closing has not occurred prior to September 30, 2010, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements as soon as reasonably practicable but, in any case, by a date not later than 25 days after the end of such interim period that is not a fiscal year end and all financial information relating to the Company and the Company Subsidiaries reasonably required by Parent in connection with the marketing efforts for a Permanent Financing and (xii) cooperate reasonably with Parent’s financing sources’ or underwriters’, as applicable, due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that no certificate, document or instrument referred to above shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Effective Time. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.12(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to (i) potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (ii) potential investors in any public or private securities offering by Parent as determined in Parent’s reasonable judgment to be advisable for purposes of consummating the Financing. The Company shall be permitted a reasonable period of time to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. If this Agreement is terminated prior to the Effective Time, Parent shall (A) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.12(b); and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all reasonable and documented out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with Third Party claims arising out of the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of the Company Subsidiaries or contained in the Company SEC Documents.

(c) For purposes of this Section 6.12, the term “Financing” shall also be deemed to include any Alternate Financing and any Permanent Financing and the term “Financing Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternate Financing or Permanent Financing.

SECTION 6.13. Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.14. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any Proceeding commenced after the date of this Agreement against the Company or any of its directors by any stockholder of the Company relating to this Agreement and the Transactions and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Proceeding. Neither the Company nor any Company Subsidiary shall agree to any settlement of any such Proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

SECTION 6.15. State Takeover Laws. Parent, the Company, the Parent Board and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Subsequent Merger or any of the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Subsequent Merger or any of the Transactions, use its best efforts to ensure that the Merger, the Subsequent Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger, the Subsequent Merger and the Transactions.

SECTION 6.16. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by their respective Boards of Directors to implement the foregoing.

SECTION 6.17. Parent Board. Parent shall take all actions as may be necessary to cause, as of the Effective Time, the Parent Board to be comprised of (a) the fourteen current directors of the Parent Board and (b) two directors mutually agreed upon by Parent and the Company (each, a “Mutual Designee”). At the first annual meeting of Parent following the Closing, Parent shall nominate each of the Mutual Designees, and use reasonable best efforts to cause each Mutual Designee, to be reelected to the Parent Board.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval, and Parent shall have obtained the Parent Stockholder Approval.

(b) The shares of Parent Common Stock issuable to the Company’s stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Any applicable waiting period (and any extension thereof) applicable to the Merger or the Subsequent Merger under the HSR Act shall have expired or been earlier terminated and all authorizations, consents or approvals required under any other Regulatory Law set forth on Section 7.01(c) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. All other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including under applicable Regulatory Laws, which the failure to obtain, make or occur would have the effect of making the Merger, the Subsequent Merger or any of the other Transactions illegal or would, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained, shall have been made or shall have occurred.

(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Subsequent Merger shall be in effect (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts to prevent the entry of any such order or injunction and to appeal as promptly as practicable any order or injunction that may be entered).

(e) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

SECTION 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (ii) Section 3.02(a), 3.03, 3.06 and 3.23 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Company Material Adverse Effect or reasonably be likely to materially adversely affect the ability of the Company to effect the Merger in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. Parent shall have received an opinion of Sidley Austin LLP dated the Closing Date, to the effect that, for federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent in the Parent Tax Certificate and representations from the Company in the Company Tax Certificate.

(d) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 7.02(a) and 7.02(b).

(e) Appraisal Rights. No more than 12.5% of the outstanding shares of Company Common Stock as of the Closing shall be Appraisal Shares.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Merger LLC set forth in (i) Section 4.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (ii) Section 4.02(a), 4.03, 4.06 and 4.14 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Parent Material Adverse Effect or reasonably be likely to materially adversely affect the ability of Parent and Merger Sub to effect the Merger in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of Parent, Merger Sub and Merger LLC. Parent, Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. The Company shall have received an opinion of Debevoise & Plimpton LLP, dated the Closing Date, to the effect that, for federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Debevoise & Plimpton LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent in the Parent Tax Certificate and representations from the Company in the Company Tax Certificate.

(d) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub, Merger LLC and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before March 31, 2011 (the “Outside Date”); provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure to consummate the Merger by such date results from material breach by Parent, Merger Sub or Merger LLC (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained herein;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Subsequent Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such order, decree, ruling or other action to have been enacted, issued, promulgated, enforced or entered or (B) that did not use reasonable best efforts to have such order, decree, ruling or other action vacated prior to its becoming final and non-appealable;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(b)(iii) if the Company has not complied with its obligations under Sections 5.02 and 6.01 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting or at any adjournment or postponement thereof; or

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(b)(iv) if Parent has not complied with its obligations under Section 6.01 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 30 days after the giving by Parent of written notice to the Company of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail);

(d) by the Company, if Parent, Merger Sub or Merger LLC breaches or fails to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 30 days after the giving by the Company of written notice to Parent, Merger Sub and Merger LLC of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail);

(e) by Parent within ten (10) Business Days following public disclosure that any of the following has occurred: (i) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Company Stockholder Meeting materially inconsistent with the Company Recommendation; (ii) the Company Board or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Company Takeover Proposal other than recommending rejection of such Company Takeover Proposal; (iii) the Company Board or any committee thereof shall have failed to include the Company Recommendation in the Joint Proxy Statement distributed to stockholders; or (iv) the Company Board or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following a Company Takeover Proposal (which request may only be made once with respect to such Company Takeover Proposal absent further material changes in such Company Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholder Meeting, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Company Board to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Company Board;

(f) by the Company within ten (10) Business Days following public disclosure that any of the following has occurred: (i) the Parent Board or any committee thereof shall have effected a Parent Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Parent Stockholder Meeting materially inconsistent with the recommendation of the Share Issuance; or (ii) the Parent Board or any committee thereof shall have failed to include the Parent Recommendation in the Joint Proxy Statement distributed to stockholders;

(g) by the Company, if either (i) the conditions to Closing set forth in Sections 7.01 and 7.02 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing, other than the condition set forth in Section 7.02(c)) and Parent, Merger Sub or Merger LLC are unable to satisfy its obligation to effect the Closing at such time as contemplated in Section 1.02 or such later time as agreed to by the Company because of a Financing Failure or (ii) the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof and at the time of the Parent Stockholder Meeting or any adjournment or postponement thereof, Parent or the Lenders has publicly disclosed (which disclosure remains in effect) that the Financing and any Alternate Financing (but, for the avoidance of doubt, excluding any Permanent Financing) will not be available or will likely not be available; or

(h) by the Company, prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if the Company has complied in all material respects with the requirements of Section 5.02 and, prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 6.07, but only if: (i) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such transaction constitutes a Superior Proposal; (ii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to so terminate this Agreement would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iii) the Company provides Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.02(b), as well as a copy of the pertinent agreement; (iv) during the five (5) Business Days following such written notice (or such shorter period as is specified below), the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Superior Proposal; and (v) at the end of the five (5) Business Day period described in the foregoing clause (iv), the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the transaction continues to be a Superior Proposal and that the failure to so terminate this Agreement would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to require a new written notice; provided, however, that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such new amendment or modification pursuant to clause (iv) above shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new amendment or modification to Parent and (y) the end of the original five (5) Business Day period described in clause (iv) above.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger LLC or the Company, other than Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that, subject to Section 6.07(e), nothing contained in this Section 8.02 shall relieve any party hereto from any liability for any Willful Breach of a representation or warranty or any Willful Breach of any covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after receipt of Company Stockholder Approval, if any such amendment shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived; provided, however, that after receipt of Company Stockholder Approval, if any such waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such waiver shall be subject to the approval of the stockholders of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

(a) if to Parent, Merger Sub or Merger LLC, to

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois 60601

Facsimile: (312) 381-0963

Attention: Executive Vice President and General Counsel

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile: (312) 853-7036

Attention:	Thomas A. Cole Frederick C. Lowinger Gary D. Gerstman

(b) if to the Company, to

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

Facsimile: (847) 554-1463

Attention: Steven J. Kyono

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 909-6836

Attention:	Jeffrey J. Rosen Andrew L. Sommer

SECTION 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” has the meaning specified in Rule 405 under the Securities Act.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in The City of New York, New York.

“Closing Volume-Weighted Average Price” means the Volume-Weighted Average Price, rounded to four decimal points, of shares of Parent Common Stock on the NYSE for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Company Book-Entry Shares” means shares of Company Common Stock that are in non-certificated book entry form

“Company Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Company Data” means the data (i) managed and maintained by the Company and the Company Subsidiaries on behalf of their respective clients and customers or (ii) included in the Company Intellectual Property that is material to the business of the Company and the Company Subsidiaries and contained in any database used or maintained by the Company or the Company Subsidiaries.

“Company Intellectual Property” means all Intellectual Property, owned, used, filed by or licensed to the Company or any Company Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Company Intervening Event” means an event or circumstance material to the Company and the Company Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or the Company Subsidiaries), that was unknown to the Company Board on the date hereof, which event or circumstance becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Company Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, (ii) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement constitute a Company Intervening Event, (iii) in no event shall any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent or any of the Parent Subsidiaries, or the market price of Parent Common Stock, constitute a Company Intervening Event unless such event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iv) in no event shall any increase in the market price of the Company Common Stock, in and of itself, constitute a Company Intervening Event (provided that the event or circumstance underlying such increase in the market price of the Company Common Stock shall not be excluded, and may be taken into account, in determining whether there is a Company Intervening Event).

“Company IT Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company and the Company Subsidiaries.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (ii) in or affecting the industries in which the Company or the Company Subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which the Company’s or any Company Subsidiary’s clients or customers operate), to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of Parent, Merger Sub or Merger LLC, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, or (G) any change in the share price or trading volume of the shares of Company Common Stock, in the Company’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect).

“Company Stock Plans” means the Company’s equity and equity-based compensation plans.

“Company Tax Certificate” means the certificate in the form attached as Exhibit A to the Company Disclosure Letter and to be delivered by the Company pursuant to Sections 7.02(c) and 7.03(c).

“Confidentiality Agreement” means the confidentiality agreement dated June 10, 2010, between the Company and Parent, as amended, supplemented or otherwise modified.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other debt financings in connection with the Transactions, including the Lenders and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing or any Permanent Financing or Alternative Financing and their successors and assigns.

“Environmental Laws” means any Laws of any Governmental Entity relating to (i) the protection, investigation or restoration of the environment, or natural resources, or exposure to any harmful or hazardous material, including petroleum and petroleum-based products, formaldehyde, PCBs and asbestos, (ii) the handling, use, presence, disposal, release or threatened release of any chemical substance or wastewater or (iii) noise, odor, wetlands, pollution or contamination, or any injury or threat of injury to persons or property as a result thereof.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Financing Failure” means a failure by Parent and/or Merger Sub to receive the proceeds from the Financing or any Alternate Financing.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Intellectual Property” means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right to any of the foregoing.

“Joint Proxy Statement” means a proxy statement relating to the adoption and approval of this Agreement by the Company’s stockholders and the approval of the Share Issuance by Parent’s stockholders.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Knowledge” when used with respect to (i) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent, Merger Sub and Merger LLC set forth in Section 9.03 of the Parent Disclosure Letter and (ii) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth in Section 9.03 of the Company Disclosure Letter.

“Law” means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“NYSE” means The New York Stock Exchange.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Intervening Event” means an event or circumstance material to Parent and the Parent Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by Parent or the Parent Subsidiaries), that was unknown to the Parent Board on the date hereof, which event or circumstance becomes known to the Parent Board prior to the Parent Stockholder Approval; provided, however, that (i) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement constitute a Parent Intervening Event, (ii) in no event shall any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or any of the Company Subsidiaries, or the market price of Company Common Stock, constitute a Parent Intervening Event unless such event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) in no event shall a Financing Failure or Parent’s inability to obtain the Financing or the Alternate Financing on terms that, taken as a whole, are not less favorable to Parent or the Company in any material respect than those contemplated by the Financing Letter constitute a Parent Intervening Event and (iv) in no event shall any increase in the market price of Parent Common Stock, in and of itself, constitute a Parent Intervening Event (provided that the event or circumstance underlying such increase in the market price of Parent Common Stock shall not be excluded, and may be taken into account, in determining whether there is a Parent Intervening Event).

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (ii) in or affecting the industries in which Parent or the Parent Subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which Parent’s or any Parent Subsidiary’s clients or customers operate), to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of the Company, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate or (G) any change in the share price or trading volume of the Parent Common Stock, in Parent’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of Parent to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Parent Material Adverse Effect).

“Parent Stock Plans” means Parent’s equity or equity-based compensation plans.

“Parent Tax Certificate” means the certificate in the form attached as Exhibit A to the Parent Disclosure Letter and to be delivered by Parent pursuant to Sections 7.02(c) and 7.03(c).

“Permanent Financing” means any public or private offering of securities of Parent or any Parent Subsidiary.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Proceeding” means any suit, action, proceeding, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Representatives” means, with respect to any Person, any officer, director and/or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person and, solely for purposes of Sections 6.07(e) and Section 9.07, shall also be deemed to include the Debt Financing Sources.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Company and the Company Subsidiaries.

“Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than, in the case of the Company, Parent and its Affiliates, and, in the case of Parent, the Company and is Affiliates.

“Transaction Expenses” means all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with the Merger, the Subsequent Merger or the other Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of counsel, investment banking firms, financing sources, accountants, experts and consultants; provided, however, that Transaction Expenses shall not include any fees and expenses which are payable only in the event of or to the extent Parent receives reimbursement therefor; provided, further, that the amount required to be reimbursed by the Company in respect of Transaction Expenses shall not exceed $50,000,000 in the aggregate.

“Volume-Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable national securities exchange or in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, on any trading day, as reported by Bloomberg Financial Markets, or any successor thereto, through its “Volume at Price” function, subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the Volume-Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Volume-Weighted Average Price of such security on such date shall be the fair market value as mutually agreed upon by Parent and the Company.

“Willful Breach” means a breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of a deliberate act or failure to act by Persons with actual Knowledge of such representation, warranty or covenant or other agreement the result of which is a material breach of any such representation or warranty or a material failure to perform in accordance with any such applicable covenant or agreement, in each case which breach of any such material representation, warranty or covenant or other agreement has not been cured in all material respects.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 9.06. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, and (b) except for (i) Section 6.06, (ii) solely with respect to each Affiliate and Representative of Parent and its successors and assigns, Section 6.07(e) and (iii) solely with respect to the Debt Financing Sources, Section 9.11(b), are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub or Merger LLC may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub or Merger LLC of any of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09. Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any other jurisdiction.

SECTION 9.10. Remedies. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 6.07(e), each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 9.11. Jurisdiction; Enforcement.

(a) Each of the parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11(a) and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.11(a), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent, Merger Sub and Merger LLC hereby consents to service being made through the notice procedures set forth in Section 9.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.02 shall be effective service of process for any Proceeding in connection with this Agreement or the Transactions.

(b) Notwithstanding anything to the contrary in Section 9.11(a), each of the parties hereto agrees that it will not bring or support any Proceeding, including any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any agreement entered into by the Debt Financing Sources in connection with the Financing Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.12 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or Third Party claim referenced in this Section 9.11(b).

SECTION 9.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent, Merger Sub, Merger LLC and the Company have duly executed this Agreement, all as of the date first written above.

AON CORPORATION

By:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	President and Chief Executive Officer

ALPS MERGER CORP.

By:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	President

ALPS MERGER LLC

By:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	President

HEWITT ASSOCIATES, INC.

By:	/s/ Steven J. Kyono
Name:	Steven J. Kyono
Title:	Senior Vice President, General Counsel and Corporate Secretary

Signature Page to Agreement and Plan of Merger